Exhibit 99.1

FOR IMMEDIATE RELEASE

Jay Herratti Elected to Constant Contact Board of Directors

WALTHAM, Mass. – July 2, 2012 – Constant Contact®, Inc. (NASDAQ: CTCT), which helps more than half a million small organizations connect with their customers through a suite of online engagement marketing tools, announced that Jay Herratti has been elected to the board of directors. Mr. Herratti was also appointed to the Nominating and Corporate Governance Committee.

Jay Herratti was most recently the CEO of CityGrid Media, an online media company that connects web and mobile publishers with local advertisers. CityGrid Media owns and operates CityGrid, its local content and advertising network, as well as leading local consumer brands such as Urbanspoon, Citysearch and InsiderPages.

“We are thrilled to have Jay join our board of directors,” said Gail Goodman, chairman, president and chief executive officer of Constant Contact. “He has a proven track record of leading, growing and scaling many successful online businesses including well-known brands such as Evite, Urbanspoon, and CitySearch. Jay is an experienced strategic leader with extensive experience providing solutions geared for small businesses. We greatly look forward to his future contributions to our board.”

Mr. Herratti formerly served as SVP Strategic Planning at IAC, as well as CEO of Evite and Interim CEO of IAC Advertising Solutions. Before joining IAC, Mr. Herratti held the position of senior vice president of e-business strategy and development for Federated Department Stores. Previously, he held senior positions with The Boston Consulting Group and GE Capital.

Mr. Herratti has a B.S. in Business & Management from the University of Maryland at College Park, and an MBA from INSEAD in Fontainbleu, France.

His election increases the size of the company’s board of directors from seven members to eight.

About Constant Contact

Constant Contact wrote the book on Engagement Marketing™ – the new marketing success formula that helps small organizations create and grow customer relationships in today’s socially connected world. More than half a million small businesses, nonprofits and associations worldwide use the company’s online marketing tools to generate new customers, repeat business, and referrals through email marketing, social media marketing, event marketing, local deals, digital storefronts, and online surveys. Only Constant Contact offers the proven combination of affordable tools and free KnowHow, including local seminars, personal coaching and award-winning product support. The company further supports small organizations through its extensive network of consultants/resellers, technology providers, franchises and national associations.

Constant Contact and the Constant Contact Logo are registered trademarks of Constant Contact, Inc. All Constant Contact product names and other brand names mentioned herein are trademarks or registered trademarks of Constant Contact, Inc. All other company and product names may be trademarks or service marks of their respective owners.

(CTCT-F)

Media Contact:

Erika Dornaus

Constant Contact

781-482-7039

pr@constantcontact.com

Investor Contact:

Jeremiah Sisitsky

Constant Contact

339-222-5740

ir@constantcontact.com

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